Exhibit 10.29

Via Federal Express

January 21, 2005

Mr. Robert Michitarian, Esq.

Dear Bob:

CoTherix, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Vice President, General Counsel, and you will initially report to the Company’s Chief Financial Officer and Executive Vice President, Christine Gray-Smith. This is a full-time, exempt position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $230,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to receive a $30,000 sign-on bonus payable within 30 days of your first day of employment. Termination with Cause (as defined below) or your resignation (other than an Involuntary Termination (as defined below)) within the first 12 months of employment requires that you re-pay this $30,000 bonus within 30 days of the date of your termination

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy.

4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 75,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2004 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

If the Company is subject to a Change in Control (as defined in the applicable Stock Option Agreement) before your service with the Company terminates and you are subject to an Involuntary Termination (as defined below) within 12 months after that Change in Control and such Involuntary Termination occurred before you completed 12 continuous months of service with the Company, then the vested percentage of your option shares will be determined as if you completed 12 months of service with the Company.

For all purposes under this letter agreement, “Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause (as defined below) or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% or (iii) receipt of notice that your principal workplace will be relocated more than 45 miles.

For all purposes under this letter agreement, “Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between you and the Company, (c) a material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct or (f) a continued failure to perform assigned duties. The foregoing, however, is not an exclusive list of all acts or omissions that the Company may consider as grounds for discharging you without Cause.

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached.

6. Proof of Authorization to Work in the U.S. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Enclosed, for your reference, is the I-9 document that you will be required to complete on your first day of employment. Please refer to this document and bring the correct identification with you. Failure to provide proper identification may delay placement on payroll and ultimately result in mandatory termination.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

9. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

10. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

11. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in San Mateo County or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing notwithstanding, this arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

* * * * *

We hope that you will accept our offer to join the Company. This offer is contingent upon your acceptance by January 25, 2005 and upon your starting work with the Company on or before February 14, 2005. Please call me at 650-808-6541 with your decision. Please indicate your acceptance of this offer by signing both copies of this offer letter and returning one original to me in the enclosed self-addressed stamped envelope. The other original of the offer letter is for your files.

Please sign the Proprietary Information and Inventions Agreement and bring it with you on your first day of employment. I await a positive response and anticipate the valuable contribution that you will make to CoTherix.

Very truly yours,

COTHERIX, INC.

/s/ Christine Gray-Smith

By:	Christine Gray-Smith
Title:	Executive Vice President & Chief Financial Officer

I have read and accept this employment offer:

/s/ Robert Michitarian
Signature of Robert Michitarian

Dated:	01/24/05

Enclosures:

Proprietary Information and Inventions Agreement

I-9

Self addressed return envelope

January 25, 2005

Mr. Robert Michitarian, Esq.

Re: Employment Offer Letter dated January 21, 2005 (“Offer Letter”) and Proprietary Information and Inventions Agreement (collectively, the “Agreements”)

Dear Bob:

In connection with CoTherix’s offer to hire you as set forth in the Offer Letter, we agree to the following clarifications to the Offer Letter:

(a)	Section 2: You will not have to repay the $30,000 sign-on bonus in the event that your resignation within the first 12 months of employment constitutes an Involuntary Termination (as defined in the Offer Letter);

(b)	Section 8: You may provide consulting services to 3Dx for an eighteen-month period from your first date of employment with CoTherix, so long as 3Dx does not compete with CoTherix, and so long as such consulting services do not create a conflict of interest with CoTherix or interfere with your ability to perform your duties and fulfill your responsibilities as Vice President, General Counsel of CoTherix.

To the extent any provisions in the Agreements conflict with this side letter, this side letter shall govern. The Agreements otherwise remain in full force and effect.

Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company.

Very truly yours,

COTHERIX, INC.

/s/ Christine Gray-Smith

By:	Christine Gray-Smith
Title:	Executive Vice President & Chief Financial Officer

ACCEPTED AND AGREED TO:

/s/ Robert Michitarian
Robert Michitarian, Esq.

2/10/05
Date